As filed with the Securities and Exchange Commission on September 15, 2017

Registration No. 333-188530

Registration No. 333-174174

Registration No. 333-160942

Registration No. 333-154915

Registration No. 333-118031

Registration No. 333-118030

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188530

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174174

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160942

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-154915

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118031

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118030

UNDER

THE SECURITIES ACT OF 1933

A.M. CASTLE & CO.

(Exact name of registrant as specified in its charter)

Maryland	1420 Kensington Road, Suite 220 Oak Brook, Illinois 60523 (847) 455-7111	36-0879160
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices including Zip Code)	(IRS Employer Identification No.)

A. M. CASTLE & CO. 2008 OMNIBUS INCENTIVE PLAN

2008 A. M. CASTLE & CO. OMNIBUS INCENTIVE PLAN

A. M. CASTLE & CO. 401(k) SAVINGS AND RETIREMENT PLAN

A.M. CASTLE & CO. 2008 RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN

A.M. CASTLE & CO. 2000 RESTRICTED STOCK AND STOCK OPTION PLAN

A.M. CASTLE & CO. 2004 RESTRICTED STOCK, STOCK OPTION AND EQUITY COMPENSATION PLAN

1995 A.M. CASTLE & CO. DIRECTORS STOCK OPTION PLAN; A.M. CASTLE & CO. 1996 RESTRICTED STOCK OPTION PLAN

(Full titles of the plans)

Marec E. Edgar

Executive Vice President, General Counsel,

Secretary & Chief Administrative Officer

A.M. Castle & Co.

1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523

(847) 455-7111

(Name and Address of Agent for Service)

(847) 455-7111

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Eric Orsic, Esq.

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by A.M. Castle & Co. with the Securities and Exchange Commission:

1.    Registration No. 333-188530, filed on May 10, 2013, relating to the A. M. Castle & Co. 2008 Omnibus Incentive Plan.

2.    Registration No. 333-174174, filed on May 13, 2011, relating to the 2008 A.M. Castle & Co. Omnibus Incentive Plan.

3.    Registration No. 333-160942, filed on July 31, 2009, relating to the A. M. Castle & Co. 401(k) Savings and Retirement Plan (the “401k Plan”).

4.    Registration No. 333-154915, filed on October 31, 2008, relating to the A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan.

5.    Registration No. 333-118031, filed on August 9, 2004, relating to the A. M. Castle & Co. 2000 Restricted Stock and Stock Option Plan; A.M. Castle & Co. 2004 Restricted Stock, Stock Option and Equity Compensation Plan.

6.    Registration No. 333-118030, filed on August 9, 2004, relating to the 1995 A. M. Castle & Co. Directors Stock Option Plan; A.M. Castle & Co. 1996 Restricted Stock Option Plan.

On June 19, 2017, A.M. Castle & Co. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On August 2, 2017, the Bankruptcy Court entered an order confirming the Debtors' prepackaged joint plan of reorganization, dated as of July 25, 2017 (as amended and supplemented from time to time, the “Bankruptcy Plan”), and on August 31, 2017 (the “Effective Date”), the Bankruptcy Plan became effective pursuant to its terms and the Debtors emerged from bankruptcy. On the Effective Date, as a result of the voluntary bankruptcy, the Company terminated all offerings of its common stock, par value $0.01 per share (the “Old Common Stock”), including all offerings of the Old Common Stock held by the A.M. Castle & Co. 401(k) Savings and Retirement Plan, pursuant to the Registration Statements and the Company hereby removes and withdraws from registration all such securities registered pursuant to the Registration Statements that remain unsold as of the Effective Date.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 15th day of September, 2017.

A.M. CASTLE & CO

By:	/s/ Marec E. Edgar
Marec E. Edgar
Executive Vice President,
General Counsel, Secretary &
Chief Administrative Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statements on Form S-8 on behalf of A.M. Castle & Co.

Pursuant to the requirements of the Securities Act of 1933, the A. M. Castle & Co. 401(k) Savings and Retirement Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 15th day of September, 2017.

A. M. CASTLE & CO. 401(k) SAVINGS AND RETIREMENT PLAN

By:	/s/ Jeffrey Torf
Jeffrey Torf
Chairman, Administration Committee

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